As filed with the Securities and Exchange Commission on November 13, 2023
Registration No.333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

MOOG Inc.
(Exact name of registrant as specified in its charter)

New York	16-0757636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Jamison Rd East Aurora, New York	14052
(Address of Principal Executive Offices)	(Zip Code)

MOOG INC. RETIREMENT SAVINGS PLAN
(Full title of the plan)

Jennifer Walter
Vice President and Chief Financial Officer
Moog Inc.
East Aurora, New York 14052-0018
(Name and address of agent for service)

716-652-2000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Moog Inc. (“Moog” or the “Registrant”), in accordance with General Instruction E, to register the offering and sale of an additional 2,500,000 shares of it’s Class B Common Stock for issuance under the Moog Inc. Retirement Savings Plan, as amended and restated effective October 1, 2016 (the “Plan”). The contents of Registration Statement Nos. 333-213373, 333-160162, 333-152746, 333-135222, 333-85657, 33-57131, 33-62968, 33-33958 and 33-20069 are incorporated herein by reference, except as revised in Part II below.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 (Items 1 and 2) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement, but will be sent or given to plan participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant are incorporated by reference into this Registration Statement:

(a) Moog’s Annual Report on Form 10-K for the year ended October 1, 2022 (the “Annual Report”), filed with the Commission on November 14, 2022;

(b)(i) Moog’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2022, April 1, 2023 and July 1, 2023, filed with the Commission on February 3, 2023, April 28, 2023 and July 28, 2023, respectively;

(b)(ii) The information specifically incorporated by reference into the Annual Report from Moog’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on December 19, 2022;

(b)(iii) The Plan’s Annual Report on Form 11-K for the year ended September 30, 2022, filed with the Commission on March 10, 2023;

(b)(iv) All other reports filed by Moog pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above, including Moog’s Current Reports on Form 8-K filed with the Commission on November 1, 2022, November 4, 2022 (solely pursuant to 8.01), November 16, 2022, February 1, 2023, February 3, 2023 (solely pursuant to 8.01), February 9, 2023, April 28, 2023 (solely pursuant to 8.01), July 28, 2023 (solely pursuant to 8.01), September 11, 2023 and November 3, 2023 (solely pursuant to 8.01); and,

(c) The description of Moog’s Class B Common Stock, included in Exhibit 4.2 to the Annual Report.

In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Hodgson Russ LLP will advise the Registrant regarding certain legal matters in connection with the issuance of shares of the Company’s Class B Common Stock registered under this Registration Statement.The attorneys at Hodgson Russ LLP own approximately 1,000 shares of the Registrant’s Class A Common Stock and 300 shares of the Registrant’s Class B Common Stock.

Item 6. Indemnification of Directors and Officers.

Sections 721 through 726 of the New York Business Corporation Law, or BCL, grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled to or that his or her acts violated Section 719 of the BCL, or (ii) for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the BCL.

The Registrant’s By-laws provide that the Registrant shall indemnify such directors and officers against expenses, judgments, fines or amounts paid in settlement in connection with any action, suit or proceeding, or threat thereof, to the maximum extent permitted by applicable law.

The Registrant has indemnification agreements with its officers and directors. These agreements provide that officers and directors are covered under the Registrant’s officers and directors liability insurance, indemnify officers and directors to the extent permitted by law and advance to officers and directors funds to cover expenses subject to reimbursement if it is later determined indemnification is not permitted.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Exhibit Description	Filing Date or Filed Herewith
Articles of Incorporation and By-Laws.
4.1	Restatement of the Moog Inc. Retirement Savings Plan Effective October 1, 2016.	X
4.2	First Amendment to the Moog Inc. Retirement Savings Plan (Restatement effective October 1, 2016).	X
4.3	Second Amendment to the Moog Inc. Retirement Savings Plan (Restatement effective October 1, 2016).	X
4.4	Third Amendment to the Moog Inc. Retirement Savings Plan (Restatement effective October 1, 2016).	X
4.5	Fourth Amendment to the Moog Inc. Retirement Savings Plan (Restatement effective October 1, 2016).	X
4.6	Fifth Amendment to the Moog Inc. Retirement Savings Plan (Restatement effective October 1, 2016).	X
4.7	Sixth Amendment to the Moog Inc. Retirement Savings Plan (Restatement effective October 1, 2016).	X
4.8	Seventh Amendment to the Moog Inc. Retirement Savings Plan (Restatement effective October 1, 2016).	X
4.9	Eighth Amendment to the Moog Inc. Retirement Savings Plan (Restatement effective October 1, 2016).	X
4.10	Ninth Amendment to the Moog Inc. Retirement Savings Plan (Restatement effective October 1, 2016).	X
4.11	Tenth Amendment to the Moog Inc. Retirement Savings Plan (Restatement effective October 1, 2016).	X
5.1	Opinion of Hodgson Russ LLP.	X
23.1	Consent of Ernst & Young LLP.	X
23.2	Consent of Freed Maxick CPAs, P.C.	X
23.3	Consent of Hodgson Russ LLP.	Included in exhibit 5.1
24.1	Power of Attorney.	Included on signature page
107	Filing Fee Table.	X

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.To include any prospectus required by Section 10(a)(3) of the Securities Act.

ii.To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Moog certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Aurora, New York on November 13, 2023.

MOOG INC.

By	/s/ Jennifer Walter
Jennifer Walter
Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Moog Inc., hereby constitute and appoint Pat Roche and Jennifer Walter, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pat Roche	Chief Executive Officer (Principal Executive Officer) and Director	November 13, 2023
Pat Roche

/s/ Jennifer Walter	Vice President and Chief Financial Officer (Principal Financial Officer)	November 13, 2023
Jennifer Walter

/s/ Michael J. Swope	Controller (Principal Accounting Officer)	November 13, 2023
Michael J. Swope

/s/ John R. Scannell	Chairman of the Board and Director	November 13, 2023
John R. Scannell

/s/ Janet M. Coletti	Director	November 13, 2023
Janet M. Coletti

/s/ Donald R. Fishback	Director	November 13, 2023
Donald R. Fishback

/s/ William G. Gisel, Jr.	Director	November 13, 2023
William G. Gisel, Jr.

/s/ Peter J. Gundermann	Director	November 13, 2023
Peter J. Gundermann

/s/ Kraig H. Kayser	Director	November 13, 2023
Kraig H. Kayser

/s/ Brian J. Lipke	Director	November 13, 2023
Brian J. Lipke

/s/ Mahesh Narang	Director	November 13, 2023
Mahesh Narang

/s/ Brenda L. Reichelderfer	Director	November 13, 2023
Brenda L. Reichelderfer

Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee of the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Aurora, New York on November 13, 2023.

By:	/s/ Paul Wilkinson
Paul Wilkinson
Member of Administrative Committee